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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS


    We consent to the reference to our firm under the caption "Experts" included in the proxy statement-prospectus of Fairfield Communities, Inc. that is made a part of the Registration Statement (Amendment No. 1 to Form S-4) of Cendant Corporation for the registration of shares of its common stock and to the incorporation by reference therein of our report dated February 14, 2000, with respect to the consolidated financial statements of Fairfield Communities, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP


Little Rock, Arkansas
February 23, 2001